  October 5, 2018 Securities and Exchange Commission 100 F Street NE Washington, D.C. 20549 We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 5, 2018, to be filed by our former client, Ebix, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. Very truly yours, 2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608  |  P  919.782.1040  |  cbh.com